Exhibit 16.1


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


March 26, 2002


Dear Sir/Madam:

We have read Item 4 included in the Form 8-K dated March 27, 2002 of TriCo Bancshares filed with the Securities and Exchange Commission and are in agreement with the statements contained in the first, second and third paragraphs as they relate to matters between TriCo Bancshares and Arthur Andersen LLP.

Very truly yours,

ARTHUR ANDERSEN LLP




By /s/ Jeffrey M. Jarczyk

       Jeffrey M. Jarczyk




cc:  Mr. Richard P. Smith, President and Chief Executive Officer,
     TriCo Bancshares
     Mr. Thomas J. Reddish, Chief Financial Officer, TriCo Bancshares